UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2014

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-240-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on March 4, 2013, ConAgra Foods, Inc., a Delaware corporation ("ConAgra Foods"), Cargill, Incorporated, a Delaware corporation ("Cargill"), CHS Inc., a Minnesota corporation ("CHS"), and HM Luxembourg, a Luxembourg Société à responsabilité limitée, entered into a Master Agreement (the "Master Agreement") and related arrangements pursuant to which ConAgra Foods, Cargill and CHS (the "Owners") agreed to form a joint venture to be known as Ardent Mills. Ardent Mills will combine the North American flour milling operations and related businesses operated through the ConAgra Mills division of ConAgra Foods and the Horizon Milling joint venture of Cargill and CHS. The Master Agreement included customary termination rights, including a right of the parties to terminate the transaction if it has not closed by March 31, 2014 (which could be extended to June 30, 2014 in certain financing-related circumstances).

On February 10, 2014, ConAgra Foods reported a revised timeline for completion of the Ardent Mills transaction, which is expected to close in the second quarter of calendar 2014. Consistent with this revised timeline, on March 27, 2014, ConAgra Foods, Cargill and CHS entered into an amendment to the Master Agreement, which, among other matters, amends the outside termination date included in the Master Agreement so that the parties may terminate the transaction if it has not closed by June 30, 2014 (which may be extended to September 30, 2014 in certain financing-related circumstances).

The Owners’ obligations under the Master Agreement to complete the Ardent Mills transaction are conditioned upon the absence of any pending proceeding initiated by any governmental entity seeking to enjoin the closing, the availability of financing to complete the transaction, and certain other customary closing conditions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

March 31, 2014	By:	Lyneth Rhoten

Name: Lyneth Rhoten
Title: Vice President, Securities Counsel and Assistant Corporate Secretary